UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MONGODB, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

i

MongoDB, Inc.
229 W. 43rd Street, 5th Floor
New York, New York 10036
Notice of Annual Meeting of Stockholders
To Be Held On July 12, 2018 at 10:00 a.m. Eastern Time
To the Stockholders of MongoDB, Inc.:
On behalf of our board of directors, it is our pleasure to invite you to attend the 2018 annual meeting of stockholders of MongoDB, Inc., a Delaware corporation. The meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/MDB2018, originating from New York, New York, on Thursday, July 12, 2018 at 10:00 a.m. Eastern Time, for the following purposes:
1.    To elect three Class I directors, Roelof Botha, Dev Ittycheria and John McMahon, each to serve until our annual meeting of stockholders in 2021;
2.    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2019; and
3.    To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy materials accompanying this notice. We believe that hosting a virtual meeting will enable participation by more of our stockholders in our annual meeting while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
The record date for the meeting is May 16, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Andrew Stephens
General Counsel and Corporate Secretary
New York, New York
May 23, 2018

You are cordially invited to attend the virtual annual meeting. Whether you expect to attend the meeting, you are urged to vote and submit your proxy by following the procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote during the meeting, you must follow the instructions from such agent.

ii

iii

MongoDB, Inc.
229 W. 43rd Street, 5th Floor
New York, New York 10036
Proxy Statement
For the 2018 Annual Meeting of Stockholders
To Be Held On July 12, 2018 at 10:00 a.m. Eastern Time
Our board of directors is soliciting your proxy to vote at the 2018 annual meeting of stockholders of MongoDB, Inc., a Delaware corporation, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/MDB2018, originating from New York, New York, on Thursday, July 12, 2018 at 10:00 a.m. Eastern Time, and any adjournment or postponement thereof. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
For the meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 (the “Annual Report”), to our stockholders primarily via the internet. On or about May 23, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the meeting and instructions on how to access our proxy materials on the internet, how to vote at the meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our annual meetings.
Only stockholders of record at the close of business on May 16, 2018 will be entitled to vote at the meeting. On this record date, there were 23,858,643 shares of Class A common stock and 26,771,173 shares of Class B common stock outstanding and entitled to vote (together, the “common stock”). Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. The holders of shares of common stock will vote together as a single class on all matters submitted to a vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at our address above. The stockholder list will also be available online during the meeting. If you plan to attend the meeting online, please see the instructions on page 2 of this proxy statement.
In this proxy statement, we refer to MongoDB, Inc. as “MongoDB,” “we” or “us” and the board of directors of MongoDB as “our board of directors.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended January 31, 2018, accompanies this proxy statement. You also may obtain a copy of the Annual Report that was filed with the Securities and Exchange Commission (the “SEC”), without charge, by writing to our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary.

Questions and Answers
About these Proxy Materials and Voting
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the 2018 annual meeting of stockholders, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about May 23, 2018 to all stockholders of record.
How do I attend and participate in the annual meeting online?
We will be hosting the meeting via live webcast only. Any stockholder can attend the meeting live online at www.virtualshareholdermeeting.com/MDB2018. The webcast will start at 10:00 a.m. Eastern Time. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/MDB2018.
Who can vote at the meeting?
Only stockholders of record at the close of business on May 16, 2018 will be entitled to vote at the meeting. On this record date, there were 23,858,643 shares of Class A common stock and 26,771,173 shares of Class B common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on May 16, 2018, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on May 16, 2018, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual annual meeting. Since you are not the stockholder of record, you may vote your shares online during the meeting only by following the instructions from your broker, bank or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•	Election of three Class I directors to hold office until our 2021 annual meeting of stockholders; and

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019.

What if another matter is properly brought before the meeting?
Our board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
The procedures for voting are fairly simple as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the meeting, vote by proxy through the internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.

•	To vote online during the meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/MDB2018, starting at 10:00 a.m. Eastern Time on July 12, 2018.

•	To vote online before the meeting, go to www.proxyvote.com.

•	To vote by telephone, call 1-800-690-6903.

•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.
If we receive your vote by internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time the day before the meeting, July 11, 2018, we will vote your shares as you direct. To vote, you will need the control number in the Notice, on your proxy card or in the instructions that accompanied the proxy materials.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access.

Can I change my vote after submitting my proxy?
Yes. If you are a record holder of shares, you may revoke, subject to the voting deadlines above, your proxy using one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary.

•	You may attend and vote online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote online during the meeting, through the internet, by telephone or by completing your proxy card, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.
Please instruct your bank, broker or other agent to ensure that your vote will be counted.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the election each of the nominees for Class I director and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
How many votes do I have?
Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. The holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote at the meeting.
How many votes are needed to approve each proposal?

•	Proposal 1: The three nominees for Class I directors that receive the highest number of FOR votes will be elected.

•
Proposal 2: The ratification of the selection of our independent registered public accounting firm must receive FOR votes from the holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed under stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How are broker non-votes and abstentions treated?
If your shares of voting common stock are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal 2, the broker may exercise its discretion to vote FOR or AGAINST that proposal in the absence of your instruction. With respect to Proposal 1, the broker may not exercise discretion to vote on that proposal. Such event would constitute a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. Please instruct your broker so your vote can be counted.
If stockholders abstain from voting, the applicable shares of voting common stock will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. With respect to Proposal 1, abstentions will have no effect in determining whether a nominee for director has received sufficient votes. With respect to Proposal 2, abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same effect as voting AGAINST the proposal.
Who counts the votes?
We have engaged Broadridge Financial Solutions (“Broadridge”) as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the internet (either prior to or during the meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 23, 2019, to our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary; provided that if the date of next year’s meeting is earlier than June 12, 2019 or later than August 11, 2019, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year’s meeting. If you wish to nominate a director or submit a proposal that you do not desire to be included in next year’s proxy materials, you must do so between March 14, 2019 and April 13, 2019; provided that if the date of that annual meeting of stockholders is earlier than June 12, 2019 or later than August 11, 2019, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the aggregate voting power of the outstanding shares of common stock entitled to vote at the meeting are present at the meeting (by virtual attendance) or represented by proxy.
Instructions to “withhold” authority to vote in the election of directors, abstentions and broker non-votes will be counted as present for determining whether the quorum requirement has been met. If there is no quorum, the holders of a majority of the aggregate voting power of shares present at the meeting (by virtual attendance) or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?
We expect that preliminary voting results will be announced during the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting.
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

Proposal 1 – Election Of Directors
Our board of directors consists of eight members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. Our directors are divided into the three classes as follows:

•	Class I directors: Mr. Botha, Mr. Ittycheria and Mr. McMahon, whose terms will expire at the upcoming meeting;

•	Class II directors: Charles M. Hazard, Tom Killalea and Kevin P. Ryan, whose terms will expire at the annual meeting of stockholders to be held in 2019; and

•	Class III directors: Hope Cochran and Eliot Horowitz, whose terms will expire at the annual meeting of stockholders to be held in 2020.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of MongoDB.
Mr. Botha, Mr. Ittycheria and Mr. McMahon are currently directors of MongoDB and have been nominated to serve as Class I directors. Each of these nominees has agreed to stand for reelection at the meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2021 and until his successor has been duly elected, or if sooner, until the director’s death, resignation or removal.
Vote Required
Directors are elected by a plurality of the votes of the holders of shares of common stock present at the meeting (by virtual attendance) or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us.
Nominees
Our nominating and corporate governance committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our board of directors. Each of the Class I nominees listed below is currently a director and was elected or appointed to our board of directors prior to our initial public offering.

Our board of directors recommends a vote FOR each Class I director nominee above.

Information Regarding Director Nominees and Current Directors
The following table sets forth, for the Class I nominees and our other directors who will continue in office after the meeting, their ages and position/office held with us as of the date of this proxy statement:

Name	Age	Position/Office Held With MongoDB
Class I directors for election at the 2018 Annual Meeting of Stockholders
Roelof Botha(1)	44	Director
Dev Ittycheria	51	President, Chief Executive Officer and Director
John McMahon	62	Director
Class II directors whose terms expire at the 2019 Annual Meeting of Stockholders
Charles M. Hazard, Jr.(1)	50	Director
Tom Killalea(2)(3)	50	Director
Kevin Ryan(2)(3)	54	Chairperson and Co-Founder
Class III directors whose terms expire at the 2020 Annual Meeting of Stockholders
Hope Cochran(1)	46	Director
Eliot Horowitz	37	Chief Technology Officer, Co-Founder and Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.
Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.
Nominees for Election Until the 2021 Annual Meeting of Stockholders
Roelof Botha has served as a member of our board of directors since December 2013. Since January 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm, including as a Managing Member of Sequoia Capital Operations, LLC since 2007. From March 2000 to January 2003, Mr. Botha served in various positions at PayPal, Inc., a public online payments company, including as Chief Financial Officer. Mr. Botha currently serves on the board of directors of Square, Inc., a public provider of payments, financial and marketing services, and on the board of directors of Natera, Inc., a public genetic testing company, as well as a number of privately-held companies. Mr. Botha previously served on the board of directors of Xoom Corporation, a payment processing company, from May 2005 until its acquisition by PayPal, Inc. in November 2015. Mr. Botha received his B.S. in Actuarial Science, Economics and Statistics from the University of Cape Town and his M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Botha is qualified to serve on our board of directors due to his knowledge of the technology industry and experience serving on the boards of directors of public companies.
Dev Ittycheria has served as our President and Chief Executive Officer and as a member of our board of directors since September 2014. Prior to joining us, Mr. Ittycheria served as a Managing Director at OpenView Venture Partners, a venture capital firm, from October 2013 to September 2014. From February 2012 to June 2013, Mr. Ittycheria served as Venture Partner at Greylock Partners, a venture capital firm. From April 2008 to February 2010, Mr. Ittycheria served as President-Enterprise Management at BMC Software, Inc., a computer software company, which he joined in connection with its acquisition of BladeLogic, Inc., a computer software company that Mr. Ittycheria co-founded and for which he served as Chief Executive Officer. Mr. Ittycheria currently serves on the board of directors of athenahealth, Inc., a public cloud-based services company, and Datadog, Inc., a software company. From January 2010 to August 2014, Mr. Ittycheria served on the board of directors of Bazaarvoice, Inc., a public software company. Mr. Ittycheria also served on the board of directors of AppDynamics, Inc., a private software company, from March 2011 until its acquisition by Cisco Systems, Inc. in March

2017. Mr. Ittycheria received his B.S. in Electrical Engineering from Rutgers University. We believe that Mr. Ittycheria is qualified to serve on our board of directors because of his experience building and leading high growth businesses, his service on the boards of multiple public companies and his expertise and insight into corporate matters as our Chief Executive Officer.
John McMahon has served as a member of our board of directors since October 2016. From April 2008 to September 2011, Mr. McMahon served as Senior Vice President, Worldwide Sales and Services at BMC Software, Inc. He joined BMC Software, Inc. in connection with its acquisition of BladeLogic, Inc., where he served as Chief Operating Officer. Prior to BladeLogic, Inc., Mr. McMahon served as CEO of High Roads from June 2002 to July 2005. Prior to High Roads, Mr. McMahon was VP of Worldwide Sales at Ariba from April 2000 to January 2002, and as VP-Worldwide Sales from October 1998 to April 2000 at GeoTel Communications, LLC through its acquisition by Cisco Systems, Inc. Prior to GeoTel, Mr. McMahon served as Executive Vice President of Worldwide Sales at Parametric Technology Corporation from 1989 to 1998. Currently, Mr. McMahon serves on the board of directors of several enterprise software private companies, including Snowflake Computing, Inc. and Cybereason Inc. In the past, Mr. McMahon has served on the board of directors of Sprinklr Inc. and Sumo Logic, Inc. and as an executive consultant for AppDynamics, Inc., Glassdoor, Inc. and HubSpot, Inc. Mr. McMahon received his BSEE in Electrical Engineering from New Jersey Institute of Technology. We believe that Mr. McMahon is qualified to serve on our board of directors due to his deep software sales experience.
Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders
Charles M. Hazard, Jr. has served as a member of our board of directors since October 2009. Mr. Hazard is a co-founder and has served as a General Partner of Flybridge Capital Partners, a venture capital firm, since May 2002. He currently represents Flybridge Capital Partners on the boards of directors of a number of privately-held companies. Prior to co-founding Flybridge, Mr. Hazard served as a General Partner at Greylock Partners. Prior to that, he was with Company Assistance Limited, an investment and consulting firm, and Bain and Company, an international management-consulting firm. Mr. Hazard received his B.A. in Economics and Political Science from Stanford University and his M.B.A. from Harvard Business School. We believe that Mr. Hazard is qualified to serve on our board of directors because of his significant knowledge of and history with our company, his knowledge of the industry in which we operate, and his extensive investment and board of directors’ experience.
Tom Killalea has served as a member of our board of directors since December 2015. Mr. Killalea has been an advisor to technology-driven companies since November 2014 and is the owner and President of Aoinle, LLC, a consulting firm. From May 1998 to November 2014, Mr. Killalea served in various leadership roles at Amazon.com, Inc., an electronic commerce and cloud computing company, most recently as its Vice President of Technology for the Kindle Content Ecosystem from January 2008 to November 2014. He also served as its Vice President of Infrastructure and Distributed Systems from 2003 to 2008 and prior to that as Chief Information Security Officer and Vice President of Security. Mr. Killalea currently serves on the board of directors of Akamai Technologies, Inc., a public technology company that provides cloud services for delivering content and business applications over the internet, Capital One Financial Corp., a public bank holding company, and Carbon Black, Inc., a public end-point security solutions company. Mr. Killalea previously served on the board of directors of Xoom Corporation from March 2015 until its acquisition by PayPal, Inc. in November 2015. Mr. Killalea received his B.Ed. in Education from the National University of Ireland, and his B.S. in Computer Science from Trinity College Dublin. We believe that Mr. Killalea is qualified to serve on our board of directors based on his product, technology and security experience, as well as his experience advising leading technology companies.
Kevin P. Ryan is one of our co-founders and has served as a member of our board of directors since 2008. Until February 2016, Mr. Ryan served as the chairman of Gilt Groupe, an e-commerce company that he co-founded in April 2007 and that was sold to Hudson’s Bay Company in 2016. Mr. Ryan also co-founded Business Insider, Inc. that was sold in September 2015. He also co-founded Co-Edition, Inc., Nomad Health, Inc., Workframe, Inc. and Zola, where he serves as Chairman, and AlleyCorp, BACA Coffee, Inc. and Samada Holdings, Inc., where he serves as Chief Executive Officer. From July 1996 to July 2005, Mr. Ryan served as President and later as Chief Executive Officer at DoubleClick, Inc., a digital advertising company. Mr. Ryan serves on various educational and non-profit boards, including Yale Corporation, The Partnership for New York City, where he is Vice Chairman, the Partnership for New York City’s Innovation Council, where he is Chairman, the CFR Committee on Foreign Affairs, The Trust for Governors Island and TECH:NYC. We believe that

Mr. Ryan is qualified to serve on our board of directors based on his experience founding and leading innovative technology companies.
Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders
Hope Cochran has served as a member of our board of directors since December 2016. Ms. Cochran has served as a venture partner at Madrona Venture Group since January 2017. From September 2013 to June 2016, Ms. Cochran served as the Chief Financial Officer of the public gaming company King Digital Entertainment plc, which was acquired by Activision Blizzard, Inc. in February 2016. Prior to King Digital, she served as the Chief Financial Officer of Clearwire Corporation, a telecommunications operator, from February 2011 until its acquisition by Sprint, Inc. in July 2013. Previously, she has held several roles in the software industry, including at PeopleSoft, Inc., Evant Inc. and SkillsVillage Inc., a human resources company that she founded. Ms. Cochran has served on the board of directors of Hasbro, Inc., a public toy and board game company, since June 2016, and is chairperson of Hasbro’s audit committee. She has also served on the board of directors and the audit committee of New Relic, Inc., a public software analytics company, since May 2018. Ms. Cochran received her B.A. in Economics and Music from Stanford University. We believe that Ms. Cochran is qualified to serve on our board of directors based on her financial and operating background in the technology sector and her experience serving on the board of directors of a public company.
Eliot Horowitz is one of our co-founders and has served as our Chief Technology Officer and a member of our board of directors since 2008. Prior to founding MongoDB, Mr. Horowitz co-founded ShopWiki Corp., an online retail search engine, in January 2005, where he served as the Chief Technology Officer until its sale in November 2010. Mr. Horowitz began his career at DoubleClick, Inc., a digital advertising company. Mr. Horowitz serves on the advisory board of the NYC Tech Talent Pipeline. Mr. Horowitz received his B.S. in Computer Science from Brown University. We believe that Mr. Horowitz is qualified to serve on our board of directors due to his deep understanding of our business and his knowledge of the software industry.

Proposal 2 – Ratification of Selection of Independent Registered Public Accounting Firm
Our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019 and has further directed that management submit this selection for ratification by the stockholders at the meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present during the meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Our board of directors is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our board of directors may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of MongoDB and its stockholders.
Vote Required
An affirmative vote from holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of PricewaterhouseCoopers LLP.
Principal Accountant Fees and Services
The following table provides the aggregate fees for services provided by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2018 and 2017.

	Fiscal Years Ended January 31,
	2018	2017
Audit fees(1)	$2,446,511	$540,000
Audit-related fees(2)	10,000	—
Tax fees	—	—
All other fees(3)	2,970	2,970
Total fees	$2,459,481	$542,970

(1)
Audit fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services provided in connection with our initial public offering, incurred during the fiscal year ended January 31, 2018, including comfort letters, consents and review of documents filed with the SEC.

(2)
Audit-related fees primarily consist of additional audit procedures associated with the future adoption of the new revenue accounting standard issued by the Financial Accounting Standards Board (“FASB”), Accounting Standards Updated (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

(3)	All other fees billed for the fiscal years ended January 31, 2018 and 2017 were related to fees for access to online accounting and tax research software.

Our board of directors recommends a vote FOR the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019.

Pre-Approval Policies and Procedures
Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and non-audit services. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
All of the services provided by PricewaterhouseCoopers LLP for our fiscal year ended January 31, 2018, described in the Principal Accountant Fees and Services table above, were pre-approved by the audit committee or our board of directors. Our audit committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.
Audit Committee Report
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2018 with the management of MongoDB. The audit committee has discussed with MongoDB’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in MongoDB’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018.
The Audit Committee
Hope Cochran (chair)
Roelof Botha
Charles M. Hazard, Jr.
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of MongoDB under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Board of Directors and Corporate Governance
Our business affairs are managed under the direction of our board of directors.
Director Independence
Our Class A common stock is listed on the Nasdaq Global Market (the “Nasdaq”). Under the listing requirements and rules of the Nasdaq, independent directors must comprise a majority of our board of directors.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our board of directors has determined that Ms. Cochran and Messrs. Ryan, Botha, Hazard and Killalea do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq. Messrs. Ittycheria and Horowitz are not independent due to their positions as our executive officers. The board of directors also determined, as of March 9, 2018, that Mr. McMahon is not independent due to the consulting services he is providing to our sales organization and his related equity compensation for these services.
Accordingly, a majority of our directors are independent, as required under applicable Nasdaq rules. In making this determination, our board of directors considered the applicable Nasdaq rules and the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our capital stock.
Board Leadership
Mr. Ryan serves as Chairperson of our board of directors. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from the extensive executive leadership and operational experience of Messrs. Ittycheria and Horowitz. Non-employee directors and management sometimes have different perspectives and roles in strategy development. Our non-employee directors bring experience, oversight and expertise from outside of our company, while Messrs. Ittycheria and Horowitz bring company-specific experience and expertise.
Board Committees
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. Copies of the charters of each committee are available in the “Corporate Governance” section of our investor relations website at investors.mongodb.com. Members serve on these committees until their resignation or until otherwise determined by our board of directors. The composition and functions of each committee are described below.
Audit Committee
Our audit committee consists of Ms. Cochran and Messrs. Botha and Hazard. The chair of our audit committee is Ms. Cochran. Our board of directors has determined that Ms. Cochran and Messrs. Botha and Hazard are independent under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Our board of directors has determined that each of Ms. Cochran and Messrs. Botha and Hazard is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	helping our board of directors oversee our corporate accounting and financial reporting processes, systems of internal control and financial statement audits;

•
managing the selection, engagement terms, fees, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee
Our compensation committee consists of Messrs. Killalea and Ryan. The chair of our compensation committee is Mr. Ryan. Our board of directors has determined that Messrs. Killalea and Ryan are independent under Nasdaq listing standards, are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m).
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensatory arrangements of our executive officers and other senior management;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing, adopting, amending or terminating and approving incentive compensation and equity plans and other benefit programs; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Under its charter, the compensation committee may form, and delegate authority to, subcommittees as appropriate.
Compensation Committee Processes and Procedures
Following our initial public offering, the compensation committee meets at least quarterly and with greater frequency as necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.

The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of MongoDB. In addition, under the charter, the compensation committee has the authority to obtain, at the expense of MongoDB, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration certain factors prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the factors prescribed by the SEC and Nasdaq described above, the compensation committee engaged Radford as compensation consultants. The compensation committee requested that Radford:

•	review MongoDB’s existing compensation strategy and practices in supporting and reinforcing MongoDB’s long-term strategic goals; and

•	assist in refining MongoDB’s compensation strategy and in developing and implementing executive and non-employee director compensation programs to execute that strategy.
As part of its engagement, Radford was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Radford ultimately developed recommendations that were presented to the compensation committee for its consideration.
Historically, the compensation committee has determined most bonus awards and established new performance objectives at one or more meetings held during the first quarter of the year and has made significant adjustments to annual compensation and equity awards periodically, as events warrant. The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of MongoDB’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, periodically throughout the year.
Generally, the compensation committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Compensation Committee Interlocks and Insider Participation
Neither Mr. Killalea nor Mr. Ryan, the members of our compensation committee, is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Killalea and Ryan. The chair of our nominating and corporate governance committee is Mr. Killalea. Each member of the nominating and corporate governance committee is independent, is a non-employee director and is free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the board of directors in accordance with the applicable Nasdaq listing standards.
Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	reviewing the performance of our board of directors, including committees of the board of directors, and management;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	instituting plans or programs for the continuing education of directors and orientation of new directors; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics and the ability to read and understand basic financial statements. Our nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of MongoDB’s stockholders. These qualifications may be modified from time to time. The committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of our board of directors and the company, to maintain a balance of knowledge, experience and capability. The committee takes into account the current composition of our board of directors, the operating requirements of the company and the long-term interests of stockholders.
In the case of incumbent directors whose terms of office are set to expire, our nominating and corporate governance committee will review directors’ prior service to MongoDB, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our amended and restated bylaws, which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholder submissions recommending director candidates must be received in writing by our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary between March 14, 2019 and April 13, 2019 to be included in next year’s proxy materials; provided that, if the date of next year’s annual meeting of stockholders is earlier than June 12, 2019 or later than August 11, 2019, recommendations of director candidates must be submitted not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made.
Each submission must include, among other things, the name, age, business address and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of MongoDB’s capital stock, a description of the proposed candidate’s business experience for at least the last five years, and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. You should refer to our amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.

Board and Committee Meetings and Attendance
Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met ten times during our last fiscal year. The audit committee met eight times during our last fiscal year. The compensation committee met four times during our last fiscal year. The nominating and corporate governance committee met one time during our last fiscal year. During our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served.
We encourage our directors and nominees for director to attend our annual meeting of stockholders.
Code of Conduct and Corporate Governance Guidelines
We have adopted a code of conduct that applies to all of our directors, officers and employees. We plan to disclose future amendments to certain provisions of our code of conduct, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website. Our board of directors has also adopted a set of guidelines that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of the business of MongoDB in accordance with its fiduciary responsibilities. Our code of conduct, applicable waivers thereof, and our corporate governance guidelines are available in the “Corporate Governance” section of our investor relations website at investors.mongodb.com.
Risk Oversight
Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
Our audit committee has the responsibility to consider and discuss our major financial and security risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.
Director Compensation
Fiscal 2018 Director Compensation Table
The following table provides information regarding the total compensation that was paid to or earned by our non-employee directors in our fiscal year ended January 31, 2018. None of our other directors received any compensation for their service on our board of directors or committees of our board of directors in our fiscal year ended January 31, 2018.

Name	Fees Earned or Paid in Cash(1)($)	Stock Awards(2)($)	Total($)
Roelof Botha	10,515	—	10,515
Hope Cochran	13,836	—	13,836
Charles M. Hazard, Jr.	10,515	—	10,515
Tom Killalea	11,760	—	11,760
John McMahon	10,792	279,500	290,292
Kevin P. Ryan	18,263	—	18,263

(1)
Our Non-Employee Director Compensation Policy, as described below, became effective upon the closing of our initial public offering on October 23, 2017. The amounts set forth in this column reflect the prorated cash fees to which each director is entitled under such policy for the fiscal year ended January 31, 2018. The board of directors has determined that each of our non-employee directors will have the option to have the cash fees set forth in the table above paid in the form of cash or in fully vested shares of our Class A common stock. The cash will be paid or the shares of Class A common stock will be granted, as applicable, on July 12, 2018, the date of the annual meeting. If a director elects to be paid in shares, the number of shares of Class A common stock granted to each director will be based on the average closing price of our Class A common stock on the Nasdaq for the 30 trading days immediately prior to the grant date.

(2)
The value disclosed in this column is the full grant date fair value of 25,000 restricted stock units (“RSUs”) granted to John McMahon on June 6, 2017, measured pursuant to FASB Accounting Standards Codification Topic 718 (“ASC 718”), the basis for computing stock-based compensation in our consolidated financial statements. The RSUs held by Mr. McMahon vest in full on June 6, 2018, subject to his continued service through such date.

From time to time, we have granted option awards to certain of our non-employee directors as compensation for their services. As of January 31, 2018, Hope Cochran held an option to purchase 50,000 shares of our Class A common stock and each of Tom Killalea and John McMahon each held an option to purchase 50,000 shares of our Class B common stock.
Non-Employee Director Compensation Policy
In September 2017, following market research and advice from Radford, our board of directors adopted a non-employee director compensation policy, which became effective upon the closing of our initial public offering, pursuant to which our non-employee directors are eligible to receive cash compensation for service on our board of directors and committees of our board of directors. We will reimburse our directors for their reasonable out-of-pocket expenses in connection with attending board of directors and committee meetings.
Our non-employee directors are also eligible to receive restricted stock unit awards as follows:

•
Initial Equity Grant. Each newly elected non-employee director will be eligible to receive a restricted stock unit award for a number of shares equal in value to $330,000, which we refer to as the Initial Grant. The number of shares underlying the restricted stock unit granted to each director on such date will be based on the average closing price of our Class A common stock on the Nasdaq for the 30 trading days immediately prior to the grant date. The shares underlying the Initial Grant will typically vest in a series of three equal annual installments on each anniversary of the grant date, subject to the director’s continued service through each vesting date. In the event of the termination of a director’s service on our board of directors in connection with a change in control (as defined in our 2016 Equity Incentive Plan), any unvested shares underlying the Initial Grant will fully vest and become exercisable as of the effective date of such termination.

•
Annual Equity Grant. On the date of our annual shareholder meeting, each then-current, non-employee director will be eligible to receive a restricted stock unit award for a number of shares equal in value to $165,000, which we refer to as the Annual Grant. The number of shares underlying the restricted stock unit granted to each director on such date will be based on the average closing price of our Class A common stock on the Nasdaq for the 30 trading days immediately prior to the grant date. All of the shares underlying each Annual Grant will typically vest on the first anniversary of the grant date, subject to the director’s continued service through such date. In the event of the termination of a director’s service on our board of directors in connection with a change in control (as defined in our 2016 Equity Incentive Plan), any unvested shares underlying the Annual Grant will fully vest and become exercisable as of the effective date of such termination. Newly elected directors will not be granted an Annual Grant during their first year of service.

Eligible directors are entitled to receive cash compensation as follows:

Annual Cash Retainer(1)
Annual retainer	$30,000
Additional retainer for non-executive chairperson	$20,000
Additional retainer for audit committee chair	$20,000
Additional retainer for audit committee member	$8,000
Additional retainer for compensation committee chair	$12,000
Additional retainer for compensation committee member	$5,000
Additional retainer for nominating and governance committee chair	$7,500
Additional retainer for nominating and governance committee member	$4,000

(1)
For the fiscal years ended January 31, 2018 and 2019, the board of directors has determined that our non-employee directors will have the option to have their cash compensation paid in the form of cash or in fully vested shares of our Class A common stock. The number of shares of Class A common stock granted to each director who elects to be paid in stock will be based on the average closing price of our Class A common stock on the Nasdaq for the 30 trading days immediately prior to the grant date.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of MongoDB’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of MongoDB. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except with respect to purchases of shares of Class A common stock through our directed share program in connection with our public offering by family members of Ms. Eisenberg and Mr. Gordon, which were each promptly disclosed upon becoming aware of the error on February 1, 2018, and with respect to a January 10, 2018 restricted stock unit grant made to Thomas Bull, our principal accounting officer, which was disclosed on February 13, 2018.
Communications with our Board of Directors
Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary. The communication should indicate that it contains a stockholder or interested party communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

Security Ownership
The following table sets forth, as of May 16, 2018, certain information with respect to the beneficial ownership of our common stock: (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each of our directors, (c) by each of our named executive officers, and (d) by all of our current executive officers and directors as a group.
The percentage of shares beneficially owned shown in the table is based on 23,858,643 shares of Class A common stock and 26,771,173 shares of our Class B common stock outstanding as of May 16, 2018. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by such person that are currently exercisable or exercisable within 60 days of May 16, 2018 and all shares of capital stock issuable upon the vesting of RSUs within 60 days after May 16, 2018. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G and Forms 4 filed with the SEC.
Except as otherwise noted below, the address for persons listed in the table is c/o MongoDB, Inc., 229 W. 43rd Street, 5th Floor, New York, New York 10036.

	Shares Beneficially Owned						% of Total Voting Power†
Name of Beneficial Owner	Class A			Class B
	Number of Shares		%	Number of Shares		%
5% or greater stockholders:
Entities affiliated with Sequoia Capital(1)	—		—	6,906,822		25.8	23.7
Entities affiliated with Flybridge Capital(2)	—		—	3,230,859		12.1	11.1
Dwight Merriman(3)	—		—	2,972,957		11.0	10.1
Entities affiliated with New Enterprise Associates(4)	150,000		*	2,929,513		10.9	10.1
Future Fund Investment Company No. 4 Pty Ltd(5)	—		—	2,541,238		9.5	8.7
Whale Rock Capital Management LLC(6)	3,830,271		16.1	—		—	1.3
Gilder, Gagnon, Howe & Co. LLC(7)	1,265,857		5.3	—		—	*

Named executive officers and directors:
Dev Ittycheria(8)	3,500		*	2,750,000		9.3	8.6
Eliot Horowitz(9)	5,625		*	2,411,324		8.8	8.1
Carlos Delatorre(10)	—		—	610,891		2.2	2.1
Michael Gordon(11)	5,875		*	658,859		2.4	2.2
Kevin P. Ryan(12)	—		—	2,983,905		11.1	10.2
Roelof Botha(1)	—		—	6,906,822		25.8	23.7
Hope Cochran(13)	50,000		*	—		—	—
Charles M. Hazard, Jr.	6,641	(14)	*	3,230,859	(2)	12.1	11.1
Tom Killalea(15)	—		—	92,687		*	*
John McMahon(16)	25,000		*	60,750		*	*
All current executive officers and directors as a group (11 persons)(17)	98,791		*	20,174,222		63.6	59.2

*	Represents beneficial ownership of less than 1%.

†
Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(1)
Consists of (a) 3,387,282 shares of Class B common stock held by Sequoia Capital U.S. Growth Fund IV, L.P. (“SC USGF IV”), (b) 2,977,085 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Fund, LP (“SC USV 2010”), (c) 327,158 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund (Q), LP (“SC USV 2010 PFQ”), (d) 66,057 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund, LP (“SC USV 2010 PF”) and (e) 149,240 shares of Class B common stock held by Sequoia Capital USGF Principals Fund IV, L.P. (“SC USGF PF IV”). SC US (TTGP), Ltd. is the general partner of SCGF IV Management, L.P., which is the sole general partner of SC USGF IV and SC USGF PF IV (collectively, the “SC GFIV Funds”). As a result, SC US (TTGP), Ltd. and SCGF IV Management, L.P. may be deemed to share voting and dispositive power with respect to the shares held by the SC GFIV Funds. SC US (TTGP), Ltd. is the general partner of SC U.S. Venture 2010 Management, L.P., which is the general partner of each of SC USV 2010, SC USV 2010 PF and SC USV 2010 PFQ, or collectively, the SC 2010 Funds. As a result, SC US (TTGP), Ltd. and SC U.S. Venture 2010 Management, L.P. may be deemed to share voting and dispositive power with respect to the shares held by the SC 2010 Funds. The address of each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(2)
Consists of (a) 3,223,379 shares of Class B common stock held by Flybridge Capital Partners III, L.P. (“Flybridge Capital”), and (b) 7,480 shares of Class B common stock held by Flybridge Network Fund III, L.P. (“Flybridge Network”). Flybridge Capital Partners GP III, LLC (“Flybridge LLC”) is the general partner of Flybridge Capital and Flybridge Network. The managing members of Flybridge LLC are Charles M. Hazard, Jr., David B. Aronoff and Jeffrey J. Bussgang and they share voting and dispositive power over the shares held by Flybridge Capital and Flybridge Network. The address of each of these entities is 31 St. James Avenue, 6th Floor, Boston, Massachusetts 02116.

(3)
Consists of (a) 1,769,166 shares of Class B common stock held by Dwight Merriman, (b) 185,625 shares of Class B common stock issuable upon the exercise of options and (c) 1,018,166 shares of Class B common stock held by The Dwight A. Merriman 2012 Trust for the benefit of his children.

(4)
Consists of (a) 150,000 shares of Class A common stock held by New Enterprise Associates 14, Limited Partnership (“NEA 14”), (b) 2,928,185 shares of Class B common stock held by NEA 14, and (c) 1,328 shares of Class B common stock held by NEA Ventures 2012, L.P. (“Ven 2012”). The shares directly held by NEA 14 are indirectly held by NEA Partners 14, L.P. (“NEA Partners 14”), the sole general partner of NEA 14, NEA 14 GP, LTD (“NEA 14 LTD”), the sole general partner of NEA Partners 14 and each of the individual directors of NEA 14 LTD. The individual directors of NEA 14 LTD (collectively, the “NEA 14 Directors”) are M. James Barrett, Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Patrick J. Kerins, David M. Mott, Scott D. Sandell, Peter Sonsini and Ravi Viswanathan. The shares directly held by Ven 2012 are indirectly held by Karen P. Welsh, the general partner of Ven 2012. NEA 14, NEA Partners 14 and NEA 14 LTD and the NEA 14 Directors share voting and dispositive power with regard to our securities directly held by NEA 14. Karen P. Welsh, the general partner of Ven 2012, shares voting and dispositive power with regard to our securities directly held by Ven 2012. The principal business address of NEA 14 and Ven 2012 is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(5)
Consists of 2,541,238 shares of Class B common stock held of record by The Northern Trust Company in its capacity as custodian for Future Fund Investment Company No. 4 Pty Ltd (ACN 134 338 908) (the “Future Fund”). The Future Fund is a wholly owned subsidiary of the Future Fund Board of Guardians. The principal business address of the Future Fund is Level 42, 120 Collins Street, Melbourne VIC 3000.

(6)
Based upon the information provided by Whale Rock Capital Management LLC (“Whale Rock”) in a Schedule 13D filed on May 10, 2018. According to the filing, these shares of Class A common stock are owned by certain investment limited partnerships for which Whale Rock serves as general partner and investment manager. Whale Rock, as those investment limited partnerships’ general partner and investment manager, and Alexander Sacerdote, as managing member and owner of Whale Rock, may be deemed to beneficially own such shares. The principal business address of Whale Rock is 2 International Place, 24th Floor Boston, MA 02110.

(7)
Based upon the information provided by Gilder, Gagnon, Howe & Co. LLC (“GGHC”) in a Schedule 13G/A filed on February 14, 2018. According to the filing, consists of (a) 1,134,863 shares of Class A common stock held in customer accounts over which partners and/or employees of GGHC have discretionary authority to dispose of or direct the disposition of the shares, (b) 32,137 shares of Class A common stock held in the account of the profit sharing plan of GGHC, and (c) 98,857 shares of Class A common stock held in accounts owned by the partners of GGHC and their families. The principal business address of GGHC is 475 10th Avenue, New York, NY 10018.

(8)
Consists of (a) 3,500 shares of Class A common stock issuable within 60 days of May 16, 2018 upon the vesting of RSUs, (b) 15,964 shares of Class B common stock held directly by Mr. Ittycheria and (c) 2,734,036 shares of Class B common stock issuable upon the exercise of options.

(9)
Consists of (a) 5,625 shares of Class A common stock issuable within 60 days of May 16, 2018 upon the vesting of RSUs, (b) 1,511,324 shares of Class B common stock held directly by Mr. Horowitz, (c) 375,000 shares of Class B common stock held by The ERH Family 2012 Trust for the benefit of his children and (d) 525,000 shares of Class B common stock issuable upon the exercise of an options.

(10)
Consists of (a) 95,000 shares of Class B common stock held directly by Mr. Delatorre and (b) 515,891 shares of Class B common stock issuable upon the exercise of options.  Mr. Delatorre resigned from his position as Chief Revenue Officer effective May 18, 2018.

(11)
Consists of (a) 4,000 shares of Class A common stock held by immediate family members of Mr. Gordon, (b) 1,875 shares of Class A common stock issuable within 60 days of May 16, 2018 upon the vesting of RSUs, (c) 50,000 shares of Class B common stock held directly by Mr. Gordon and (d) 608,859 shares of Class B common stock issuable upon the exercise of options.

(12)
Consists of (a) 1,965,739 shares of Class B common stock held directly by Mr. Ryan and (b) 1,018,166 shares of Class B common stock held by The Kevin P. Ryan 2012 Trust for the benefit of his children.

(13)	Consists of 50,000 shares of Class A common stock issuable upon the exercise of an option.

(14)
Consists of (a) 1,334 shares of Class A common stock owned directly by The Narragansett Bay Children’s Trust, of which Mr. Hazard is a Trustee, and (b) 5,307 shares of Class A common stock owned directly by Mr. Hazard.

(15)	Consists of (a) 42,687 shares of Class B common stock held directly by Mr. Killalea and (b) 50,000 shares of Class B common stock issuable upon the exercise of options.

(16)
Consists of (a) 25,000 shares of Class A common stock issuable within 60 days of May 16, 2018 upon the vesting of RSUs, (b) 10,750 shares of Class B common stock held directly by Mr. McMahon and (c) 50,000 shares of Class B common stock issuable upon the exercise of options.

(17)
Consists of (a) 12,041 shares of Class A common stock, (b) 50,000 shares of Class A common stock issuable upon the exercise of options, (c) 36,750 shares of Class A common stock issuable within 60 days of May 16, 2018 upon the vesting of RSUs, (d) 15,227,311 shares of Class B common stock, and (e) 4,946,911 shares of Class B common stock issuable upon the exercise of options.

Executive Officers
The following is information for our executive officers, as of the date of this proxy statement:

Name	Age	Position/Office Held With MongoDB
Dev Ittycheria	51	President, Chief Executive Officer and Director
Eliot Horowitz	37	Chief Technology Officer, Co-Founder and Director
Michael Gordon	48	Chief Financial Officer
Meagen Eisenberg	42	Chief Marketing Officer
Biographical information for Dev Ittycheria and Eliot Horowitz is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”
Michael Gordon has served as our Chief Financial Officer since July 2015. Prior to joining us, Mr. Gordon worked at Yodle, Inc., a local online marketing company, where he served as the Chief Financial Officer from May 2009 and as the Chief Operating Officer and Chief Financial Officer from March 2014 until July 2015. Prior to joining Yodle, Mr. Gordon was a Managing Director in the Media and Telecom investment banking group at Merrill Lynch, Pierce, Fenner and Smith Incorporated, a financial services company, where he worked from 1996 to 2009. Mr. Gordon serves on the board of directors of Share Our Strength, a non-profit, anti-hunger organization. Mr. Gordon received his A.B. from Harvard College and his M.B.A. from Harvard Business School.
Meagen Eisenberg has served as our Chief Marketing Officer since March 2015. Prior to joining us, Ms. Eisenberg served as Vice President of Customer Marketing and Demand Generation at DocuSign, Inc., a digital transaction management and e-signature company, where she worked from December 2011 to March 2015. Ms. Eisenberg received her B.S. in Management Information Systems with a minor in Computer Science from California Polytechnic University at San Luis Obispo and her M.B.A., with a focus on marketing and strategy, from Yale School of Management.
Executive Compensation
Our named executive officers for the fiscal year ended January 31, 2018 are:

•	Dev Ittycheria, President and Chief Executive Officer;

•	Eliot Horowitz, Chief Technology Officer and Co-Founder;

•	Carlos Delatorre, Chief Revenue Officer; and

•	Michael Gordon, Chief Financial Officer.
Our named executive officers are our principal executive officer and the next three most highly compensated executive officers, as a result of equal compensation being awarded to, or earned by, two of such officers during the fiscal year ended January 31, 2018. Mr. Delatorre resigned from his position as Chief Revenue Officer, effective May 18, 2018.

Fiscal 2018 Summary Compensation Table
The following table presents all of the compensation awarded to, or earned by, our named executive officers during the fiscal year ended January 31, 2018.

Name and Principal Position	Salary ($)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Dev Ittycheria	400,000	195,400	(1)	595,400
President and Chief Executive Officer
Eliot Horowitz	325,000	146,550	(1)	471,550
Chief Technology Officer and Co-Founder
Carlos Delatorre	250,000	334,529	(2)	584,529
Chief Revenue Officer
Michael Gordon	325,000	146,550	(1)	471,550
Chief Financial Officer

(1)
Represents annual bonuses earned under our incentive compensation plan for officers. The amounts reported represent performance-based cash incentives earned by each named executive officer based on the achievement of certain company goals and the individual’s target incentive compensation amount. Incentive compensation awards are paid semi-annually, based on the achievement of the objectives set by the compensation committee of our board of directors at the beginning of the fiscal year.

(2)
Represents annual sales variable compensation earned under our sales variable compensation plan. The amount reported represents sales compensation earned by Mr. Delatorre based on the achievement of sales targets and Mr. Delatorre’s target incentive compensation amount. Compensation was paid monthly, based on the achievement of sales targets set by the compensation committee of our board of directors at the beginning of the fiscal year.

Outstanding Equity Awards as of January 31, 2018
The following table presents information regarding outstanding equity awards held by our named executive officers as of January 31, 2018. All awards were granted under our 2008 Stock Plan.

	Option awards
		Number of Securities Underlying Unexercised Options (#)
Name	Grant Date(1)	Vested	Unvested(2)(3)		Option Exercise Price ($)(1)	Option Expiration Date
Dev Ittycheria	9/12/2014	63,855	—		6.50	9/12/2024
	9/12/2014	1,382,681	337,500	(4)	6.50	9/12/2024
	9/12/2014	162,491	37,509	(5)	6.50	9/12/2024
	4/13/2016	—	750,000	(6)	6.50	4/13/2026
Eliot Horowitz	3/7/2013	225,000	—		5.72	3/7/2023
	4/22/2015	72,916	27,084	(7)	6.50	4/22/2025
	4/13/2016	44,368	155,632	(8)	6.50	4/13/2026
Carlos Delatorre	12/4/2014	221,728	94,163	(9)	6.50	12/4/2024
	4/13/2016	—	200,000	(6)	6.50	4/13/2026
Michael Gordon	7/15/2015	236,786	172,073	(10)	6.50	7/15/2025
	4/13/2016	—	200,000	(11)	6.50	4/13/2026

(1)	On April 13, 2016, we amended the exercise prices of all of our outstanding option awards previously granted at an exercise price greater than $6.50 to $6.50.

(2)	All of the option awards listed in this column are immediately exercisable, subject to a repurchase right in our favor which lapses in accordance with the respective option vesting schedules.

(3)
All unvested shares of Class B common stock underlying the option awards listed in this column will accelerate and vest in full if the executive officer is terminated without cause or resigns for good reason (as such terms are defined in the executive officer’s offer letter) in connection with, or within three months prior to or 12 months following, a change of control of MongoDB.

(4)
370,181 shares of Class B common stock underlying this option vested on October 1, 2015, with 37,500 shares of Class B common stock vesting each month thereafter, subject to the executive officer’s continuous service through each such vesting date.

(5)
25% of the shares of Class B common stock underlying this option vested on October 1, 2015, with the remainder vesting in 36 equal monthly installments thereafter, subject to the executive officer’s continuous service through each such vesting date.

(6)
The shares of Class B common stock underlying this option will vest in 36 equal monthly installments beginning on May 13, 2018, subject to the executive officer’s continuous service through each such vesting date.

(7)
25% of the shares of Class B common stock underlying this option vested on February 1, 2016, with the remainder vesting in 36 equal monthly installments thereafter, subject to the executive officer’s continuous service through each such vesting date.

(8)
12,500 shares of Class B common stock underlying this option vested in equal monthly installments beginning May 13, 2016 to April 13, 2017, 42,500 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2017 to April 13, 2018, 45,000 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2018 to April 13, 2019, 50,000 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2019 to April 13, 2020 and 50,000 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2020 to April 13, 2021, in each case, subject to the executive officer’s continuous service through each such vesting date.

(9)
25% of the shares of Class B common stock underlying this option vested on December 4, 2015, with the remainder vesting in 36 equal monthly installments thereafter, subject to the executive officer’s continuous service through each such vesting date.

(10)
25% of the shares of Class B common stock underlying this option vested on July 6, 2016, with the remainder vesting in 36 equal monthly installments thereafter, subject to the executive officer’s continuous service through each such vesting date.

(11)
16,666 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2018 to April 13, 2019, 79,167 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2019 to April 13, 2020 and 104,167 shares of Class B common stock underlying this option vest in equal monthly installments beginning May 13, 2020 to April 13, 2021, in each case, subject to the executive officer’s continuous service through each such vesting date.

Employment, Severance and Change in Control Agreements
Offer Letters
We have offer letters with each of our named executive officers. The offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary, initial target bonus, initial equity grant amount, eligibility for employee benefits and severance benefits upon a qualifying termination of employment. Each of our named executive officers has also executed our standard form of invention assignment, confidentiality and arbitration agreement. The key terms of employment with our named executive officers are described below. Please see “Outstanding Equity Awards as of January 31, 2018” above for a presentation of options held by our named executive officers.
Dev Ittycheria
We entered into an amended and restated offer letter with Dev Ittycheria, our President and Chief Executive Officer, dated September 29, 2017, which sets forth the terms and conditions of his employment with us. Mr. Ittycheria’s base salary for the fiscal year ending January 31, 2019 is $400,000 per year. Mr. Ittycheria is also eligible to receive an annual target bonus of up to 70% of his base salary pursuant to our bonus plan. Mr. Ittycheria’s employment is at will and may be terminated at any time, with or without cause.
The amended and restated offer letter agreement with Mr. Ittycheria provides that, if we terminate Mr. Ittycheria for any reason other than for cause, death or disability, or if Mr. Ittycheria resigns his position with us for good reason (as such terms are defined in his offer letter), Mr. Ittycheria would be entitled to receive payment of his then-current base salary for a period of 12 months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of 12 months following his termination date. In addition, if such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Ittycheria would also be entitled to receive payment of his target bonus for a period of 12 months following his termination date, 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Ittycheria and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Ittycheria based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Ittycheria’s termination.
Eliot Horowitz
We entered into an offer letter with Eliot Horowitz, our Chief Technology Officer and Co-Founder, dated September 29, 2017, which sets forth the terms and conditions of his employment with us. Mr. Horowitz’s base salary for the fiscal year ending January 31, 2019 is $325,000 per year. Mr. Horowitz is also eligible to receive an annual target bonus of up to 65% of his base salary pursuant to our bonus plan. Mr. Horowitz’s employment is at will and may be terminated at any time, with or without cause.
The offer letter agreement with Mr. Horowitz provides that, if we terminate Mr. Horowitz for any reason other than for cause, death or disability, or if Mr. Horowitz resigns his position with us for good reason (as such terms are defined in his offer letter), Mr. Horowitz would be entitled to receive payment of his then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of six months following his termination date. In addition, if such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Horowitz would also be entitled to receive payment of his target bonus for a period of six months following his termination date, 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Horowitz and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Horowitz based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Horowitz’s termination.
Carlos Delatorre
Mr. Delatorre resigned from MongoDB effective May 18, 2018. We had entered into an amended and restated offer letter with Carlos Delatorre, our Chief Revenue Officer dated September 29, 2017, which set forth the terms and conditions of his employment with us. Mr. Delatorre’s base salary for the fiscal year ending January 31, 2019 was $250,000 per year. Mr. Delatorre was also eligible to receive annual target sales compensation of up to 140% of his base salary pursuant to our variable compensation plan. No severance was paid and there was no acceleration of vesting of Mr. Delatorre’s stock options in connection with his resignation.
Michael Gordon
We entered into an amended and restated offer letter with Michael Gordon, our Chief Financial Officer, dated September 29, 2017, which sets forth the terms and conditions of his employment with us. Mr. Gordon’s base salary for the fiscal year ending January 31, 2019 is $325,000 per year. Mr. Gordon is also eligible to receive an annual target bonus of up to 65% of his base salary pursuant to our bonus plan. Mr. Gordon’s employment is at will and may be terminated at any time, with or without cause.
The amended and restated offer letter agreement with Mr. Gordon provides that if we terminate Mr. Gordon for any reason other than for cause, death or disability, or Mr. Gordon resigns his position with us for good reason (as such terms are defined in his offer letter), Mr. Gordon would be entitled to receive payment of his then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of six months following his termination date. In addition, in the event such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Gordon would also be entitled to receive payment of his target bonus for a period of six months following his termination date, 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Gordon and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Gordon based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Gordon’s termination.

401(k) Plan
We maintain a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. We have the ability to make discretionary contributions to the 401(k) plan. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of January 31, 2018. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	12,872,889	7.63	6,145,923
Equity plans not approved by stockholders	—	—	—

(1)
Includes our 2008 Stock Incentive Plan (“2008 Plan”) and our 2016 Equity Incentive Plan (“2016 Plan”), but does not include future rights to purchase shares under our 2017 Employee Stock Purchase Plan (“ESPP”), which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options, and does not take into account stock underlying restricted stock units, which have no exercise price.

(3)
Includes our 2016 Plan and ESPP. Stock options or other stock awards granted under our 2008 Plan that are forfeited, terminated, expired or repurchased become available for issuance under our 2016 Plan. Our 2016 Plan provides that the total number of shares reserved of Class A common stock reserved for issuance thereunder will be automatically increased, on February 1st of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors. Our ESPP provides that the number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on February 1st of each calendar year by the lesser of (1) 1% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of the automatic increase, and (2) 995,000 shares; provided that the board of directors may determine that such increase will be less than the amount set forth above. Accordingly, on February 1, 2018, the number of shares of Class A common stock available for issuance under our 2016 Plan and our ESPP increased by 2,528,778 shares and 505,755 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

Transactions With Related Persons
The following is a summary of transactions, since the beginning of our last fiscal year, to which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Investor Rights Agreement
We are a party to an investor rights agreement with certain holders of our common stock, including Kevin P. Ryan and Eliot Horowitz (members of our board of directors), Dwight Merriman, Future Fund Investment Company No. 4 Pty Ltd., Union Square Ventures 2008, L.P. and entities affiliated with Sequoia Capital, Flybridge Capital and New Enterprise Associates, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. Roelof Botha and Charles M. Hazard, Jr., members of our board of directors, are affiliated with Sequoia Capital and Flybridge Capital, respectively.
Employment Arrangements and Equity Grants
We have entered into employment agreements with certain of our executive officers. For more information regarding these arrangements, see the section titled “Executive Compensation—Employment, Severance and Change of Control Agreements.”
We have granted equity awards to our executive officers and certain members of our board of directors. For a description of these equity awards, see the sections titled “Executive Compensation” and “Board of Directors and Corporate Governance—Director Compensation.”
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
Related-Party Transaction Policy
We have adopted a policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

Other Matters
Our board of directors knows of no other matters that will be presented for consideration at the virtual annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Andrew Stephens
General Counsel and Corporate Secretary

New York, New York
May 23, 2018
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at investors.mongodb.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 is available without charge upon written request to our Secretary at 100 Forest Avenue, Palo Alto, California 94301, Attention: Secretary.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E47347-P08909

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

MONGODB, INC.

The Board of Directors recommends you vote FOR ALL of the following nominees:

	For All	Withhold All	For All Except
1. Election of three Class I directors, each to serve until our annual meeting of stockholders in 2021	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Roelof Botha
02) Dev Ittycheria
03) John McMahon

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
HOUSEHOLDING ELECTION - please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E47348-P08909

MONGODB, INC.
Annual Meeting of Stockholders
July 12, 2018 10:00 A.M.
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dev Ittycheria, Michael Gordon and Andrew Stephens, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of MONGODB, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., ET on July 12, 2018, at www.virtualshareholdermeeting.com/MDB2018, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side